UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940
   / / Check this box if no longer subject to Section 16.
   Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).):
   Name (Last/First/Middle):  Gardner David P.
   Address (Street)        :  525 Middlefield Road Suite 200
   Address (City/State/Zip):  Menlo Park CA  94612
2. Issuer Name and Ticker Symbol:  First Security Corporation  (FSCO)
3. IRS or Social Security Number of Reporting Person (Voluntary):
4. Statement for Month/Year:  April 1999
5. If Amendment, Date of Original (Month/Day/Year):
6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
   /X/ Director
   / / Officer (give title):
   / / 10% owner
   / / Other (specify):
7. Individual or Joint/Group Filing (Check Applicable Line):
   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
|1.                             |2.      |3.      |4.                      |5.           |6.           |7.                         |
|Title of Security              |Trans-  |Trans-  |Securities:             |Amount of    |Ownership    |Nature of Indirect         |
|(Instr.3)                      |action  |action  |Acquired (A)            |Securities   |Form:        |Beneficial Ownership       |
|                               |Date    |Code    |Disposed of (D)         |Beneficially |Direct (D)   |(Instr.4)                  |
|                               |        |(Instr8)|(Instr.3,4,5)           |Owned at     |Indirect (I) |                           |
|                               |        |        |                        |End of Month |(Instr.4)    |                           |
|                               |MM/DD/YY|Code |V |Amount     |A/D |Price  |(Instr.3,4)  |             |                           |
|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|
Common Stock - Par Value $1.25   4/27/99    P           500     A    18.875                  D*
|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

|-------------------------------|--------|-----|--|-----------|----|-------|-------------|-------------|---------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
|1.            |2.      |3.      |4.      |5.           |6.               |7.            |8.      |9.      |10.        |11.        |
|Title of      |Conver- |Trans-  |Trans-  |Number of    |Date Exercisable |Title and     |Price   |Number  |Ownership  |Nature of  |
|Derivative    |sion or |action  |action  |Derivative   |&                |Amount of     |of      |of      |Form of    |Indirect   |
|Security      |Exercise|Date    |Code    |Securities:  |Expiration Date  |Underlying    |Deriv.  |Deriv.  |Derivative |Indirect   |
|(Instr.3)     |Price   |        |(Instr8)|Acquired (A) |                 |Securities    |Security|Sec's   |Security:  |Beneficial |
|              |of      |        |        |Disposed (D) |                 |(Instr.3,4)   |(Instr5)|Benefic.|Direct (D) |Ownership  |
|              |Deriva- |        |        |(Instr.3,4,5)|Date    |Expira- |       |Amount|        |Owned at|Indirect(I)|(Instr.4)  |
|              |tive    |        |        |             |Exercis-|tion    |       |or    |        |End of  |(Instr.4)  |           |
|              |Security|        |        |             |able    |Date    |       |Number|        |Month   |           |           |
|              |        |MM/DD/YY|Code |V |(A)   |(D)   |MM/DD/YY|MM/DD/YY|Title  |Shares|        |(Instr4)|           |           |
|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

|--------------|--------|--------|-----|--|------|------|--------|--------|-------|------|--------|--------|-----------|-----------|

Explanation of Responses:

* David and Sheila Gardner Marital Trust


/s/ David P. Gardner                                          May 4, 1999
__________________________________________________________   __________________
**Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).